Filed Pursuant to Rule 433

Registration No.: 333-85430

May 23, 2006

Gannett Co., Inc.

$500,000,000 5.750% Notes Due 2011

Issuer:	Gannett Co., Inc.

Size:	$500,000,000

Security Type:	Senior Note

Maturity:	June 1, 2011

Coupon:	5.750%

Price to Public:	99.364% of face amount

Yield to Maturity:	5.898%

Spread to Benchmark Treasury:	0.93% (+93 basis points)

Benchmark Treasury:	4.875% due 04/30/2011

Benchmark Treasury Price and Yield:	99 - 19/32; 4.968%

Proceeds (Before Expenses) to Issuer:	$495,070,000 (99.014%)

Interest Payment Dates:	June 1 and December 1, commencing December 1, 2006

Day Count Convention:	30/360

Trade Date:	May 23, 2006

Settlement Date:	May 26, 2006 (T+3)

Denominations:	$1,000 x $1,000

Ratings:	A2 (Moody’s); A (S&P)

Underwriters:

Banc of America Securities LLC

Barclays Capital Inc.

J.P. Morgan Securities Inc.

Mitsubishi UFJ Securities International plc

SunTrust Capital Markets, Inc.

Citigroup Global Markets Inc.

Wachovia Capital Markets, LLC

Wells Fargo Securities, LLC

Daiwa Securities SMBC Europe Limited

Comerica Securities, Inc.

KeyBanc Capital Markets

BNY Capital Markets, Inc.

Fifth Third Securities, Inc.

PNC Capital Markets LLC

Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling collect 1-212-834-4533.

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